Quest Solution, Inc. Announces $5 Million Private Placement

GlobeNewswire•April 4, 2019

SALT LAKE CITY, April 04, 2019 (GLOBE NEWSWIRE) — Quest Solution, Inc. (QUES) (“Quest” or the “Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based Machine Vision solutions, announced it has entered into a securities purchase agreement with institutional and accredited investors, which will result in gross proceeds to Quest of approximately $5 million, before deducting placement agent fees and estimated offering expenses.

ThinkEquity, a division of Fordham Financial Management, Inc. is acting as sole placement agent for the offering.

The net proceeds of the offering are expected to be used for the development of Artificial Intelligence and Machine Learning solutions for school security, smart city and supply chain as well as for increasing sales and marketing efforts and for general working capital.

Shai Lustgarten, CEO of Quest Solution stated: “We believe this transaction represents a milestone in our Company’s progress to becoming a leading provider of Artificial Intelligence – Machine Learning based solutions. We currently have a solid portfolio of patented and successful solutions that leverage our pattern recognition technology for use in vital security applications as well as for commercial applications like parking automation and warehouse management. We are excited about the opportunities the Company is seeing in the multi-billion dollar markets we participate in, particularly for our school security solution that can address the needs of the more than 100,000 K-12 schools in the U.S. and opportunities around our ability to enable faster, ticketless smart parking.”

Mr. Lustgarten continued, “With Quest’s IP and patents, we believe we are advantageously positioned to continue developing and bringing to market exceptional AI solutions. We plan to pursue a listing on a national exchange which we believe will introduce Quest to a broader audience and create future opportunities.”

The securities issuable upon closing of the offering consist of unregistered shares of common stock at a purchase price of $0.30 per share. For each share purchased, investors will receive a warrant to purchase a share of common stock at an exercise price equal to $0.35 per share, which warrants are exercisable for a period of five and one-half years from the issuance date. This private placement is expected to close on April 5, 2019, subject to customary closing conditions.

The securities to be offered and sold by Quest in the private placement are not being registered under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and Regulation D promulgated thereunder, or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Quest has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, including shares of common stock issuable upon the exercise of the warrants, to be issued in the private placement. Any resale of Quest securities under such resale registration statement will be made only by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Quest Solution, Inc.

Quest Solution is a Specialty Systems Integrator focused on Field and Supply Chain Mobility as well as a provider of Artificial Intelligence (AI) monitoring and surveillance solutions. Additionally the Company is a manufacturer and distributor of consumables (labels, tags, and ribbons), RFID and IoT solutions, and barcoding printers. Founded in 1994, Quest is headquartered in Salt Lake City, Utah with sales offices located across the United States as well as Israel.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification and Data Capture (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification), and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals / gas / oil.